Exhibit 99.1

ZIVO Bioscience, INC.

NOVEMBER 9, 2016

PRESIDENT’S REPORT TO SHAREHOLDERS

Good morning and thanks to those of you here in person, and to those on the call-in line. I’d also like to welcome our board of directors, staff and consultants in attendance or online today. My name is Andrew Dahl, and I currently serve as president and chief executive officer of ZIVO Bioscience, a fully-reporting public company trading in the over the counter market.

In the 14 months since our last shareholder meeting, the Company has focused on capital funding activities for the ZIVO algae research and product development for the WellMetris subsidiary. We have had some very recent success I will share with you at the close of this presentation. The funding we did attract over the past year allowed us to keep the algae program moving forward, and places us in a position to begin negotiations with strategic partners to take our products to market.

For those of you new to ZIVO Bioscience, the Company holds significant intellectual property in the form of bioactive compounds, patented applications and processes, an optimized algal strain, and nutritional products derived from our proprietary algal biomass that can find their way into a variety of food, feed, supplement and therapeutic applications.

Over the past four years, we have conducted studies to support claims for healthy immune response in humans and animals, joint health and a healthy cholesterol balance, primarily from refined supernatant. Most recently, we’ve conducted a variety of tests and experiments to document the exceptional nutritional profile of the algal biomass itself, which I will detail more fully in a moment. This latest development is very significant, because it has the potential to provide us with a saleable nutritional product in the near term. You’ll be invited to taste a new product concept at the conclusion of this presentation.

Before I delve into the nutrition story, the bovine mastitis research we’ve been conducting for the past 3 years may finally be coming to fruition because new funding has allowed us to launch commercial scale-up at a Florida facility and contemplate a new site in southern California to generate the hundreds of pounds of biomass and supernatant we need for test samples and FDA compliance work. As most of you may know, at the last shareholder meeting held in June of 2015, we presented extensive data on the remarkable results achieved by Dr. Alfonso Lago and his research team, where field tests in dairy cows clearly showed our biomass and refined supernatants were effective in combatting bovine mastitis, even when that mastitis was caused by an antibiotic-resistant pathogen, and equally important, lowering the presence of aerobic bacteria such as staph and strep.  We’ve been planning to execute the last phase of that study once the test sample production and funding were in place.

For those newly introduced to ZIVO and its research focus, bovine mastitis is an inflammation of the udder that impacts milk production and is responsible for nearly $3 billion in annual losses to US dairy producers and billions more worldwide.

In order to offer a marketable license or to sell our IP for a particular use, we must fully validate that particular use with extensive testing and studies. Therefore, our primary activity is creating and executing these scientific studies to build a dataset of compelling, irrefutable results around a single application, in this case, dairy cows. It is only when this complete package is in hand that we have something to license. Any setbacks in the research itself or funding that research delays our ability to offer a license.

As we optimized our algal strain for rapid growth, robustness and commercial viability, we considered it primarily as a feedstock for the high-value bioactives that could be extracted from it. But, in working with the scale-up, developing the cost modeling and then evaluating the growth and nutrition metrics of other commercial strains such as spirulina, we took a much closer look at the nutritional properties of the green stuff itself.

What we found was quite compelling. On many levels. Let me begin with some market intelligence.

Human functional foods surpassed $44B in sales for the US alone last year, while supplements notched up $27B. On a global scale, commercial animal feeds (non-grazing) represent $400B of annual dollar volume, of which feed additives are a $15B market segment, mostly in developed countries.

But, the UN’s food and agriculture organization is warning of a huge protein shortfall as the world’s population hits 8 billion, pushing overall protein demand up by 60%, while protein production rises by only 40%.

That means more than 3 billion people eat no protein at all, or everyone eats 30% less protein. Neither is acceptable.

And animals need protein, too. There’s an impending shortage of protein for animal feed and aquaculture because growth on the part of the largest producers, the US and EU, has flatlined over the years. While Brazil and China may sport impressive growth rates, they don’t produce as much as the US and EU, and China is a net importer of animal feed. It’s also why one of our strategic partners is expanding their operations into China.

Because of its rapid growth, low-cost cultivation and nutritional profile, ZIVO algae has demonstrated potential as a safe, healthy, green, non-GMO, antibiotic-free, non-animal, sustainable source of protein, and that’s in addition to the high-value extracts we’ve been working on for the past few years.

This is not something that will take years to develop as a consumer trend. Algae is already being positioned by large multinationals as a healthy nutrition alternative throughout the world, and vegans have been consuming algae for decades. Ours just happens to be a better choice for a number of reasons.

The ZIVO strain produces a solar-powered protein. It’s more efficient than corn or soy in capturing the sun’s energy and turning it into bioavailable nutrition. Think about how little of a 7-foot tall corn stalk is actually corn kernels. Less than 10%. A stalk, leaves, roots, husk, corncob… ZIVO algae is 100% edible. All of it.

Compared to feed corn, our algal strain requires less than 10% of the water used for irrigation, 15% of the land for an equivalent amount of protein and 10% of the fossil fuel use. And, because of its robustness, ZIVO algal cultivation requires no pesticides.

I mentioned 10% of the fossil fuel used to cultivate corn. Let me expand on that. Our algae consume carbon dioxide in almost any form. It takes 2 lbs of CO2 to create 1 pound of edible ZIVO biomass and release one pound of free oxygen. ZIVO algae sequester carbon dioxide while creating healthy protein and dietary fiber for humans and animals.

So, just how healthy is it? 100 grams, or little bit less than 3 ounces of ZIVO algae, contains 24,425 IU of vitamin A, more than 3-1/2 ounces of liver, and more Vitamin C than a medium sized orange. In its natural state, the ZIVO strain has 43 grams of protein per 100 grams of dried product, or about the same as Muscle Milk, which is mostly dairy whey concentrated to a powder using solvents. Whey in its natural state has about 12 grams of protein.

This table shows that we can hold our own against a wide range of foods, and compare favorably against the most popular commercial algae – spirulina. I should point out that spirulina has a bit more protein, but very little fiber and a lot of salt. Our single greatest advantage is taste, or more precisely, lack thereof. For those of you who’ve tried spirulina and regretted it, the ZIVO strain has an innocuous, bland taste that can blend well with a variety of food ingredients, flavors and fragrances.

That means we can create high-powered, high-protein snacks, beverages and foods without the overpowering taste that limits the amounts of other algae, soy or fish-based protein concentrates that can be used for protein enhancement.

We’ve prepared a product concept and invite our attendees to try a mega protein vegetable drink today after the conclusion of this presentation. It offers a whopping 42 grams of protein and 24 grams of fiber in a 15-ounce vegan power drink that also makes a structure/function claim for improved immune health and post-workout muscle recovery. These are standout product claims that we believe are sure to generate interest from brand name marketers.

As stated earlier in this presentation, our work centers on developing the data, the protocols and the processes to create a licensing package that can be offered to larger, well-established manufacturers, marketers or brand names. For feed, food and supplements, the research and development that we do is divided into two categories – efficacy and compliance.

In the first category, efficacy, we need to establish that our biomass, supernatant, extract or product delivers on the claimed benefit. In other words, if it’s a human food claim, we must present nutritional profiles that evidence high quality protein, an exceptional amino acid profile, vitamins, fiber and so on. If it’s a dietary supplement claim, we need to document structure/function claims for healthy immune response, post-exertion muscle recovery, or joint health. This is where most of our work has been conducted – making sure we can support our claims with literally thousands of pages of experiments, studies and reports.

The second category is compliance. It is an equally complex undertaking, and the regulations are constantly changing. For those of you unfamiliar with the regulatory environment faced by any company coming to market with a new feed, food or dietary supplement ingredient, the rules have changed significantly and continue to change since we reoriented the company’s direction back in 2012. The level of testing and documentation for a new nutritional product is quickly approaching the standards set for a new drug or medicine.

Compliance is more about safety than efficacy, and that safety documentation extends from the water and nutrients used to cultivate the algae to the packaging in which the dried product is shipped to our licensees, and everything in between. The Dietary Supplement Health Education Act of 1994 set standards for dietary supplements and new dietary ingredients, many of which were known to ZIVO management before 2012. That body of regulation continues to evolve as the FDA continues to tighten standards and create new rules.

The more sweeping Food Safety Modernization Act of 2011, or FSMA, along with nearly a half-dozen updates since that time, includes even more safety regulation for the nation’s entire food supply, including raw agricultural products, imported foods, colorants, additives and new dietary ingredients such as ours.

In a way, this has actually helped us. Because, from the very start, we insisted on rigorous, well-designed experiments and research that could stand up to the scrutiny of not just the regulators, but the global animal health companies, the brand-name marketers for human nutrition and their respective scientific staffs, we plan to approach to pursue licensing deals. The best way to separate us from the rest of the field is to provide comprehensive data from respected sources.

We’ve sponsored research at universities and research centers well-regarded for their specific scientific competence, including but not limited to, the Department of Dairy Science at the University of Wisconsin – Madison, the Center for Complex Carbohydrate Research at the University of Georgia, the Laboratory for Comparative Orthopaedics at the University of Missouri, the Department of Food Science & Nutrition at Wayne State University, the Dairy Experts group based at the University of California Davis research facility in Tulare, University of Texas, and of course, the Arizona Center for Algae Technology & Innovation located at Arizona State University, among others.

We’ve also worked and continue to work with leading contract research organizations such as Covance, Charles River, MRI Global, National Center for Marine Algae and Microbiota, Southern Research, National Food Lab, GreenWater Technologies, and others, as well. These are competent, well-regarded resources with unimpeachable credentials. As a result, we have literally thousands of pages of experiments, studies and reports for human, canine and bovine applications.

All of the efficacy research and early safety data paves the way for our GRAS or Generally Recognized As Safe compliance strategy. In spring of this year, we engaged the Burdock Group, a well-regarded FDA compliance consultancy, to map out our shortest route to approval and market launch. I’m not at liberty to discuss the details of the process, but the general thrust is first to obtain human GRAS status for the algal biomass, and then move immediately to a target animal species that is itself consumed by humans, or renders a product consumed by humans.

Most of the research we’ve conducted to date is efficacy, or “does it work?” The compliance effort centers on “is it safe?” and that’s on two levels. First, is our product safe for humans to consume directly, as a biomass or as an extract from that biomass? Secondly, if that biomass or extract is fed to an animal that is consumed by humans, is it safe for the animal, and is that animal or animal product safe for humans to eat once our product is consumed by that animal?

The safety studies are themselves are one small part of the compliance process. The actual method of cultivating, harvesting, processing and packaging the biomass or its extracts for sale must be fully documented in exhaustive detail according to established CGMP, or Current Good Manufacturing Practices, guidelines, as if we were at commercial scale. We are also required to develop a detailed product specification, set up a functioning production process that is in every way identical to the mass-production process once certified to create our testing samples, and then test those product samples for stability and shelf life in final packaged form. This is in addition to a thorough toxicological assay, microbial testing, nutritional analysis, heavy metal and endotoxin testing for every batch that’s used in the safety testing and forms the basis of production methods once the product is launched.

This is the work to which we’ve dedicated ourselves since the beginning of the year. We contracted with a grower in Vero Beach Florida to scale-up the cultivation process that was developed at Arizona State, and it’s those batches of algae that were de-watered and shipped to Payson, Arizona for spray-drying, which is one of two drying techniques we will employ for commercialization. The testing sample started out in Mesa, Arizona as seed stock, was cultivated in Vero Beach, spray-dried back in Arizona, then tested for safety in California, Florida, Washington state and Illinois before being formulated for testing in Georgia.

These samples are used in a rat study designed and supervised by the Burdock Group, to be immediately followed up with a human study, at which point we commence testing in target animal species. The safety studies are published and form the basis for our GRAS or Generally Regarded As Safe notification to the FDA. Based on previous studies conducted, we are very confident that our new safety data are eminently suitable for FDA review.

Up to this point, we’ve been discussing the feed, food and supplement applications for our algal biomass and its extract – the natural, nutritional product with exceptional protein and fiber content. In the nutrition space, we are allowed to make limited claims regarding beneficial contributions to immune response, joint health and the like, per regulatory statutes, human or animal.

I’d like to update now you on the medicinal or therapeutic aspects of the R&D effort to date. For those of you unfamiliar with the collaboration entered into with Zoetis, a global animal health company, ZIVO and Zoetis executed an agreement in late 2013 to collaborate on a bovine research study that would result in an option or licensing opportunity provided the results were satisfactory and both parties met the terms of the agreement. Central to the agreement was the data collected from pre-pilot, pilot and primary studies conducted by a Zoetis-approved scientist. The research focused on bioactive agents present in a highly refined suspension introduced to dairy cows via mammary infusion, subcutaneous injection and oral administration. The results were very positive.

These bioactive agents would serve as templates, or lead compounds, for synthetizing a potentially new, non-antibiotic therapy for dairy cows and possibly other farm animals.

This is a parallel track to the nutrition work I’ve been describing for the last few minutes. Since the beginning of the year, we’ve been working with the Center for Complex Carbohydrate Research, Southern Research and more recently MRIGlobal to refine test samples for the final phase of the dairy cow efficacy research, which it appears we are now in a position to actually finish. This sample preparation is no small task, as we need much more biomass and supernatant to be cultivated to supply the nutritional safety studies just outlined and this last phase of the bovine research. We want to press forward with this last phase because all the deliverables are scheduled to be converging at the same point in time. We save considerable time and money, and we improve our bargaining position with potential partners if the nutrition safety, bovine research and analytics occur in parallel at roughly the same time.

That puts pressure on sample production, refinement, isolation and prep for testing. The Arizona Center for Algae Innovation and Technology at ASU, with which we’ve enjoyed a 4-years long working relationship, could not ramp up to supply the volume we required due to pre-existing facility limitations and certainly was not in a position to offer commercial scale production. In early spring of this year, we contracted with a group in Vero Beach to produce biomass, which had early success with the scale-up process, only to experience delays due to unusually hot weather this summer, followed by Hurricane Matthew, from which that facility is still recovering. In the interim, we started negotiating with other growers, something we had hoped to address later in the process. This has, in fact, worked to our favor, as we’ve been able to move some of the commercialization aspects of cultivation forward ahead of schedule.

Some of you may have noticed the model of a greenhouse on one of the tables at the back of the room as you walked in. That is a template or “model” covered pond that allows us to cultivate the algae in a fairly broad range of climates and local conditions. It is also a method that allows us to experiment with various inputs and outputs so that we can optimize the commercial viability of cultivating the ZIVO strain.

Although we at ZIVO will not be producing this crop, yes, I’m using the word “crop”, we must prove to contract producers that it is worth growing and that we have real-world numbers, yields, product and processes to prove it. And, in order to maintain product safety and supply, we need to show them that it is possible and profitable to meet our quality and safety standards.

The model is a section of a 50-foot by 250-foot series of ponds under one greenhouse roof. Multiples of this model greenhouse will be located at or near sources of carbon dioxide gas, which include breweries, distilleries, ethanol plants, natural gas-fired power plants, and other point sources of carbon dioxide in geographic locations with roughly 280 mostly sunny days per year, or access to low-cost power for supplemental lighting.

Cultivating algae is a business – an agricultural business. We began modeling cultivation almost 2 years ago in anticipation of compliance and market launch. In fact, our algae optimization metrics were more financial than biological, as follows.

Low capital expenditures going in. These are not complex, high-tech installations. A plastic cover, some trusses and a fan over a plastic liner filled with water and a single paddlewheel. In fact, there is less equipment involved with growing our product than with growing tomatoes. Low operating costs ongoing are very important as well. That means a low energy draw and no fossil-fuel powered farm machinery. I mentioned previously no pesticides. Simple cultivation and harvest processes that don’t require expensive equipment or consumables like specialized nutrients or fertilizers.  The selected algal strain has to thrive in a fairly wide range of temperatures and light conditions, and do well in acidified water. In other words, no expensive pre-conditioning of water. It must efficiently sequester carbon dioxide from a variety of sources, which in our case is 2 pounds of CO2 for every pound of algae. The ZIVO strain is unusual in that it can be harvested multiple times from the same pond. The folks at AzCATI have been cultivating the culture continuously for more than a year, and have harvested biomass more than 30 times from the same pond. We hope that with our model greenhouse and some additional process refinements, we may be able to reach 36 harvests annually, or more than 500% the protein yield for an equivalent acre of soybean. And, we specified simple prep for packaging the product for delivery to customers. In this case, spray drying or refractive drying, followed by shrink-wrap.

Our high-value extracts, such as natural immune boosters, can be removed without affecting the nutritional profile, which may put us in a position to create two revenue streams from the same batch of cultivated algae.

Dr. Thomas Dempster, a research scientist at Arizona State University and the Laboratory and Testbed Manager for the Arizona Center for Algae Technology and Innovation, along with our sponsored post-doctoral fellow, Dr. Henry Gerken, have been instrumental in optimizing our proprietary strain for commercial production these last three years. Dr. Dempster will also assist us in the transfer of our proprietary strain to commercial production facilities wherever they may be. He will continue to work with us to speed up production, increase the yield, troubleshoot commercial operations and maintain the genetic integrity of our proprietary strain.

All this engineering and process knowledge can be packaged and licensed to contract growers, both here and abroad. They in turn will be required to meet quality, safety and volume benchmarks. ZIVO’s operational plan is to connect them with our strategic partners, who we expect will incorporate the biomass or extracts into their own products or applications.

The compliance work, the financial modeling and production processes are of great interest to potential strategic partners, who we hope will accept the algal biomass for their internal product development initiatives once we’ve concluded the rat and human studies, furnished them with preliminary results and documented our production processes. That means a potential license in just a few short months is possible.

At this time, we are negotiating a term sheet with a leading animal nutrition formulation company focused on livestock and poultry applications, and hope to bring you news of our progress in the very near term.

Further, Dr. Amy Steffek, ZIVO director of R&D, is exploring the potential of using our algae as a binding agent to mitigate the effects of mycotoxin-contaminated animal feed, which has spun out of control in developed countries within the last two years. It especially affects young pigs, which can eat contaminated feed in the morning, and exhibit life-threatening symptoms by evening of the same day. We are conducting binding studies at Southern Research to determine if our bioactives can block common bacterial toxins from severely damaging porcine digestive tracts. We expect information from those studies to be published in about three weeks’ time.

That particular product application has the potential to form yet another license to be marketed to pig and hog producers.

As I stated last year, it is not our plan to produce the algae ourselves. We may contract it out, we may joint venture, we may take a percentage for arranging a supply deal, but we are primarily engaged in technology transfer, production oversight, quality control oversight and marketing of the algal biomass and its extracts.

And, as I stated last year, we are not in a position to produce viable finished products from the biomass or extracts, nor market finished products, especially in the highly specialized production animal markets, which is why we are negotiating a term sheet with a leading animal nutrition formulation company to offer our product under their brand name, but still include placement of our trademarked active ingredient – ImmunoAlexin.

I am asked this question frequently, so we’ll address it again: Some of our stakeholders are concerned about the time gaps between studies, results and follow-up studies. The Company has no internal testing facilities, no lab or clinical staff. Other than our exceptional director of R&D and chief medical officer, both supported internally by our administrative liaison and contract consultants, the R&D work is conducted by independent labs, contract research organizations, academic institutions or independent researchers.

We accommodate the schedules and workloads of these institutions and individuals, and coordinate their schedules and deliverables with our timing parameters and capital funding realities. And, we have an extensive product platform that provides for many licensing or joint venture opportunities. Our mission is to focus on those with the shortest path to market.

It’s a lot of work for a small staff, but it is ultimately a cost-efficient and flexible approach, which allows us to change direction without having to lay off researchers specialized in one area of science and auction off costly lab equipment or shut down facilities, as some biotechs have been forced to do. The Company can remain flexible in the face of changing circumstances.

We’ve been able to recruit top researchers in specialized fields of study, make our best deal and adjust to the timeframe available. In the end, we’re not married to one research organization, one university or a single course of action. And the same will hold true with our compliance, manufacturing and marketing partners.

That brings you up to date on ZIVO’s core products. I’d like to turn our attention to WellMetris, the metabolic testing platform ZIVO acquired in August of 2013.

For those of you unfamiliar with this wholly owned subsidiary of ZIVO Bioscience, WellMetris, LLC was created to accept the assets of Wellness Indicators, Inc. formerly headquartered in Wauconda, Illinois, after its primary lender foreclosed on the core assets in early 2013. ZIVO Bioscience has over time diverted a small portion of its capital funding and some senior staff time to redevelop the wellness technology, secure important IP and create new IP to expand upon the original product thesis and market assumptions.

WellMetris is in the business of developing a novel metabolic testing platform that offers unprecedented insights into personal health and nutrition, all in the privacy of your own home, on your own smartphone. There are two patents pending and 5 more applications in process. We are positioning WellMetris to take advantage of several converging trends.

As many of you know, there’s an explosion in personal health monitoring devices like FitBit, BodyMedia, Healthkit. But, once you’re done counting steps and heart rate, how do you know if you’re any healthier for it?

WellMetris offers unprecedented insights into personal health with a rapid and novel test platform that determines if you’re really healthy or just asymptomatic. Medical diagnostics are not designed to answer that question.

Our test measures 8 biomarkers for oxidative stress, inflammation, capacity for stress and others to gauge metabolic efficiency – or, how healthy you are.

Over time, you can track the benefits of changes to diet, supplements, exercise, sleep and so on.

And, like “a canary in a coal mine”, our biomarker assays also light up with declining wellness, well in advance of potential disease states. With positive lifestyle changes, such as less sugar and no smoking, these biomarkers can reverse and the results can be tracked over time on your smartphone or tablet.

The biomarker assay carrier fits inside a discrete, hygienic urine collection device with a retractable wick.

No cups, no tubes, no mess.  We’ve filed a patent application for this collection and sample transfer device

The Bluetooth enabled analyzer accepts the assay carrier removed from the collection device, analyzes the biomarker assays and ports results to a paired smartphone in 3 minutes. We’ve filed a patent application here, as well

We’ve packaged esoteric tests that can cost hundreds of dollars in a traditional lab setting, put them in the palm of the consumer’s hand and reduced the cost to under $10 per test. Another pending patent.

Here’s the product thesis:

Non-invasive, inexpensive testing you can do just about anywhere in 3 minutes;

Track health benefits when positive lifestyle changes are made; and

Monitor pre-conditions for future health problems while there’s time to make a change.

These same biomarkers also track factors associated with accelerated aging, especially oxidative stress.

It’s an adaptable platform that can revolutionize workplace wellness programs, senior home care, athletic training, even clinical trial monitoring.

Right now, personal health tracking devices are in high demand and we believe that will adequate funding we can be in a position to launch within one year.

We believe that the consumer health tracking system can be made available in retail packaging, with analyzer, mobile app and a years’ supply of disposable test cartridges at a price below that of Under Armour’s Health Kit and similar consumer health devices, packaged for upscale, informed early adopters, as well as health and fitness devotees.

If we are able to accomplish that, we believe that the workplace wellness market could follow almost immediately – it’s a source of stable, long-term revenue growth. The testing technology is identical, but records management would be cloud-based and HIPPA compliant.

In terms of direct competition or functional equivalents, we believe that the WellMetris test is a price-performance breakthrough, offering 8 biomarkers and a much more precise picture of personal health than more expensive, less useful competitive offerings. The last column on the right clearly indicates that our competitors offer only one biomarker compared to 8 for our test.

The personal health tracking market is accelerating. But, health conscious individuals are already demanding more usefulness and insight from the data available to them now. WellMetris can deliver on that promise. Rapid, economical personal monitoring, user friendly packaging and unprecedented insights into just how healthy you can be. And, WellMetris was designed from inception for rapidly scalable growth to take advantage of this market vertical and many others.

For the first time, consumers may be able to take control of their health, make positive lifestyle choices and see the benefits right on their own smartphone. WellMetris makes that possible.

In terms of product development, we’ve arrived at the point where tooling and low-volume production is the next step. We have 3D prints of the sample collection device and the analyzer available for your inspection in the WellMetris display at the back of the room, along with marketing and packaging concepts. We are positioning the initial consumer version as an upscale product to appeal to early adopters and health-conscious individuals obsessed with their personal health and appearance. There are millions of them.

This past summer, we did a consumer intercept outside health food stores and fitness centers to gauge people’s knowledge of key metabolic indicators and whether or not there was any value in knowing more about their internal health. The results were overwhelmingly positive, and we’ll be publishing that report on the WellMetris website in the next month.

At this point in time, we’ve stepped back to gather up all the data that’s been accumulated this year, and our director of engineering is hard at work organizing data from hundreds of benchtop tests involving our biomarker assays, analytics software and the optical analyzers into our compliance documentation and quality management system.

The software for the smartphone is still in beta. It was coded in Windows just for ease of development and to make running changes. Once the algorithms are locked down, and everything is integrated, we plan to convert to a mobile platform that accommodates both iOS and Android.

The components of the data architecture that we developed with Salesforce.com and Amazon.com are still largely in place. We’ve done some preliminary load testing but the entire system, from data capture to end-user access has not been tested as yet. It’s likely we will re-develop one or more of the assays before this is fully locked down.

One of the bright spots in this product development story has been the contribution of our director of engineering, Kerry Wilson, who singlehandedly drove the cost of goods down for the analyzer by a significant margin, while boosting its performance considerably. The analyzer is now Bluetooth enabled, requires no contact or connection with any paired smartphone, and we expect that it will be able to do 1,000 tests, or a 20-year life cycle, on its original battery. We’ve built and tested 25 beta units, and with a few tweaks, we’re ready to manufacture in low volumes.

In order to launch the WellMetris product line, this subsidiary requires funding that we now estimate at $6-8 million in order to begin generating revenue, given the progress we’ve made over the last year. We still have an extraordinary opportunity to be first to market.

As many of you are aware, we have been in constant fundraising mode for the past few years. Notwithstanding the incredible effort by our friends at HEP Investments, especially Mr. Laith Yaldoo and the continued support he’s provided, we’ve been actively pursuing other sources and with Mr. Yaldoo’s help established an investment banking relationship with New York based Paulson Investments earlier this year, which has been very successful these last few weeks in bringing new investment and opportunities to the table. The extraordinary funding arrangement made with HEP Investments has allowed us to move forward as a company and still provide ample room for a compelling thesis to investors introduced to us by the Paulson bankers.

With this combination of funding resources, we hope to achieve critical mass in a very short time and then move forward very quickly to achieve our objectives, close the partnerships we’ve been cultivating for the past two years by delivering the data and intellectual property that substantiates the market and investment potential of both ZIVO Bioscience and WellMetris.

Thank you for your attention. I’d like to invite our board chair and chief financial officer, Philip Rice, back to the podium. We’ll begin taking questions shortly.